Exhibit 10.1

PRIVILEGED & CONFIDENTIAL

January 13, 2026

via DocuSign

Julie Szeker

Julie.Szeker@lumexaimaging.com

Dear Julie,

Thank you for notifying me that you have decided to resign from your role. As we have discussed, your employment with Lumexa Imaging Holdings, Inc. and its affiliates (collectively, the “Company”) will end effective March 13, 2026 (the “Termination Date”). Thank you again for your hard work and contributions to the Company, particularly your instrumental role with respect to our recent IPO.

This transition letter outlines the severance pay and separation benefits you will be eligible to receive following the termination of your employment and the terms of a mutually agreeable transition timeline. Below is a summary of these terms.

Severance Pay and Benefits

In exchange for your timely execution and non-revocation of the enclosed Separation and Release Agreement (the “Release Agreement”), and your compliance with the Release Agreement and terms of this letter (including without limitation the conditions listed below), you will be eligible for the following severance benefits (the “Severance Benefits”): (a) a transition payment in the amount of $450,000, which you acknowledge is equal to 12 months’ base salary, and which will be payable in a lump sum on the next regularly scheduled Company payday following your execution and return of the Release Agreement (without revocation by you and in any event no later than 60 days following the Termination Date); and (b) up to 12 months of subsidized COBRA benefits. In addition, subject to your compliance with the terms of this letter, you will receive a lump sum bonus for calendar year 2025 of $225,000, which you acknowledge is equal to 100% of your target performance bonus for calendar year 2025 and which will be payable at the same time bonuses are paid to other similarly-situated employees (but no later than March 13, 2026).

Additional details regarding the timing and payment of the foregoing Severance Benefits are included in the Release Agreement.

To receive the Severance Benefits you must meet the following conditions:

•

You must remain employed by the Company through the Termination Date and continue to satisfactorily perform your duties and any requested transition matters, as determined in the sole discretion of the Company;

•

You must sign the enclosed Release Agreement no earlier than the Termination Date, and no later than the end of the 21st calendar day after the Termination Date. You will have 7 days after signing to revoke the Release Agreement, but if you do so, you will not receive the Severance Benefits.

Transition Period

We have mutually agreed that you will continue to provide services to the Company and fulfill duties and responsibilities commensurate with your position and as the Company may request until your employment terminates on the Termination Date (the “Transition Period”). During the Transition Period, you will remain an at-will employee and will continue to receive your base salary, participate in the Company’s employee benefit programs, subject to their terms, and your equity awards will continue to vest in accordance with their terms. Upon the expiration of the Transition Period, your equity awards will cease to vest and the post-termination exercise period applicable to your options will commence. During the Transition Period, you must cooperate in the transition of your responsibilities to your successor or other designees and aid in the onboarding of and transfer of information to your successor or other designees, in each case as the Company may direct. You also agree to help in the successful completion of Project Catalyst during the Transition Period.

In addition, you must not engage in any misconduct, insubordination, unacceptable performance, fraudulent or unethical conduct, or conduct that is detrimental to or would prejudice the reputation, character or standing of the Company during the Transition Period. You continue to remain bound by all Company policies during the Transition Period.

Other Matters

This letter, together with the enclosed Release Agreement, constitutes the entire agreement between you and the Company concerning any severance pay or separation benefits, and supersedes and replaces all prior discussions, agreements, or understandings between you and the Company regarding such severance pay or separation benefits, including without limitation your existing employment agreement and any severance plan or policy of the Company. This letter may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an authorized executive of the Company.

Please sign below indicating your agreement with the terms of this letter.

Thank you again for your contributions to the Company.

Sincerely,

/s/ Jill Lewandowski
Jill Lewandowski
Chief People Officer

/s/ Caitlin Zulla
Caitlin Zulla
Chief Executive Officer

Acknowledged and agreed to as of January 13, 2026:

Acknowledged and agreed to by:

/s/ Julie Szeker	1/13/2026
Julie Szeker	Date

Enclosures:   Separation and Release Agreement

SEPARATION AND RELEASE AGREEMENT

I, Julie Szeker, have notified Lumexa Imaging Holdings, Inc. of my desire to voluntarily resign from employment with the Company and its affiliates, effective March 13, 2026 (the “Termination Date”), subject to the terms of this Separation and Release Agreement (the “Agreement”).

I acknowledge that in order to obtain the severance benefits described in that certain letter agreement, dated January 13, 2026 (the “Transition Letter”) and as further set forth in Section 3 herein, I must remain employed by the Company through the Termination Date, sign this Agreement, deliver it to Jill Lewandowski via email to jill.lewandowski@usradiology.com no earlier than the Termination Date and no later than twenty-one (21) days after the Termination Date, and not revoke my execution of the Agreement within seven (7) days after I sign it.

I hereby agree to the following terms and conditions of this Agreement in order to receive the Severance Benefits (defined herein). I hereby acknowledge that the Severance Benefits constitute good, valuable and sufficient consideration for the promises and agreements I am making in this Agreement.

1.	Release of Claims.

(a)

Claims Released. I hereby voluntarily and irrevocably waive and release (and, if applicable, agree to dismiss with prejudice and withdraw) all claims, charges, complaints, suits, demands or causes of action of any kind whatsoever (whether known or unknown), which I ever had, now have or may have against Lumexa Imaging Holdings, Inc. and Lumexa Imaging Equity Holdco, LLC. (including their wholly-owned subsidiaries and their affiliated entities which have common ownership to Lumexa Imaging Holdings, Inc. or are affiliated physician practice entities, and their predecessors or successors (collectively, the “Company”) and the Company’s respective past, present, or future agents, directors, officers, employees, contractors, representatives, attorneys, insurers, plan administrators, and benefit plans (collectively, the “Releasees”)), arising from or relating to any act, omission, event, occurrence or thing occurring or existing at any time prior to or on the date of execution of this Agreement, including but not limited to:

(i)

claims for violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Fair Labor Standards Act, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Equal Pay Act, 42 U.S.C. § 1981, the Family and Medical Leave Act, the Labor Management Relations Act, the National Labor Relations Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, or the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the whistleblower provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act; the North Carolina Equal

Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, and the North Carolina Persons with Disabilities Protection Act; all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released; provided, however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner;

(ii)	claims for violations of any other federal, state, or local statute, regulation, or ordinance or any executive order;

(iii)

claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, fraud, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;

(iv)	claims to compensation under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar plan sponsored by the Company; and

(v)	any other claims under federal, state or local law arising in tort or contract.

I represent that I have not assigned or transferred, or purported to assign or transfer, any of the claims released in this Section 1(a) to any third party.

(b)

Settlement, Accord, Satisfaction and Covenant Not to Sue. I acknowledge that this Agreement constitutes a full settlement, accord and satisfaction of all claims covered by the provisions of Section 1(a). Except as provided Section 1(d) or 2(c) hereunder, I promise not to sue or bring a complaint in any court against any of the Releasees based on any alleged right, claim, act, or omission arising or occurring before I signed this Agreement, whether known or unknown at the time I sign it.

(c)

Claims Not Released. Notwithstanding the foregoing, I am not releasing (i) any claims to enforce the terms of this Agreement or the Transition Letter; (ii) any right to challenge the validity of the release of claims under the ADEA; (iii) any claims which may arise out of events occurring after the date I execute this Agreement; (iv) any claims which may not be released as a matter of law; (v) any claims to any vested benefits that I already am already entitled to receive under any of the Company’s employee benefit plans; and (vi) any right I have to benefits under workers’ compensation laws, unemployment compensation laws, or the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(d)

Government Investigations and Proceedings. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall be construed to prohibit me from confidentially or otherwise communicating or filing a charge or complaint with, or participating in any investigation or proceeding conducted by, or giving truthful testimony or statements or disclosures to, the Equal Employment

Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state, local or other governmental agency or regulatory (including self-regulatory) entity (the “Government Agencies”). However, I waive the right to receive future monetary recovery directly from the Company or the Releasees, including payments by the Company that result from any complaints or charges that I file with Government Agencies or that are filed on my behalf, but I understand that this Agreement does not impact my ability to receive and retain an award from a government-administered whistleblower award program for providing information directly to a Government Agency. In addition, I hereby release, waive and forever discharge my right to any portion of any settlement, judgment, or other recovery as a relator under the qui tam provisions of the False Claims Act, 31 U.S.C. § 3730 or any other law of any state or territory that is similar, comparable, or equivalent to the False Claims Act, in any lawsuit arising from, or in any way related to, any transactions or occurrences involving the Company or any of the Releasees (in whole or in part) from the beginning of time until the date I sign this Agreement, including, but not limited to, any right to receive expenses, attorney’s fees, and costs under 31 U.S.C. § 3730(d) or otherwise.

(e)

Employee Representations. I hereby represent and warrant that: (i) I have not filed, nor has there been filed on my behalf, any legal or other proceedings against the Company or any other Releasee; (ii) I have not made any claims or allegations to the Company regarding, and have not witnessed any actions, activities or behaviors at the Company that could constitute, unlawful conduct, including sexual assault, sexual harassment or other sexual misconduct (nor are any payments provided for in this Agreement related to or provided in connection with any such claims or allegations); (iii) I am the sole owner of the claims that are released in Section 1(a) above; (iv) none of the claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm, or other legal entity; and (v) I have the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement. I further agree that I shall not at any time become a party to, or otherwise become a class- or collective-member or other similar claimant in, any class, collective, representative, multiple-plaintiff, or other consolidated or similar action in any court against any of the Releasees that involves or is based upon any claim waived and released by me in Section 1(a) above, and will take all steps necessary to opt out of any such actions.

2.

Separation from Employment. I hereby voluntarily resign from my employment with the Company effective at the close of business on the Termination Date. I hereby resign from any and all officer positions that I hold with the Company and, as applicable, its affiliates as of the Termination Date. The Company hereby accepts such resignations. I agree to take any additional steps and sign any additional documentation as reasonably requested by the Company to fully effectuate such resignations.

3.

Severance Benefits. Subject to the terms of this Agreement, as set forth in the Transition Letter, and provided that I have remained continuously employed by the Company through the Termination Date, sign and return this Agreement to the Company on or after the Termination Date, and in all events within twenty-one (21) days of the Termination Date, do not revoke the Agreement, and comply with this Agreement, I shall be entitled to the following severance benefits (the “Severance Benefits”): (a) a transition payment in the amount of $450,000, which I acknowledge is equal to 12 months’ base salary (calculated based on my current annualized rate), and which shall be paid in a lump sum on the first regularly scheduled Company payday following the date by which I signed and returned this Agreement and the revocation period set forth in Section 8 of this Agreement has passed without any revocation by me (and in any event no later than 60 days following the Termination Date); and (b) if I timely elect to receive continued coverage under the Company’s group health care plan pursuant to COBRA, the Company will continue to pay the employer portion of applicable premium payments for my and my eligible dependents’ continued COBRA coverage under such plan (as in effect or amended from time to time) (the “COBRA Subsidy”) until the earlier of: (I) twelve (12) months following the Termination Date and (II) the date upon which I obtain or become eligible for other health care coverage from a new employer or otherwise (such period referred to as the “COBRA Subsidy Period”); provided that I shall inform the Company in writing when I obtain or become eligible for any such other health care coverage and shall be responsible for paying a share of such COBRA premiums during the COBRA Subsidy Period at active employee rates as in effect from time to time.

4.

Final Paycheck and Business Expenses. Regardless of whether I sign this Agreement, the Company will pay me my final paycheck for my employment services, and for my earned and unused paid time off accrual, through the Termination Date. The Company also will reimburse me for reasonable business expenses appropriately incurred by me prior to the Termination Date in furtherance of my employment with the Company, subject to the Company’s applicable business expense reimbursement policy. I shall submit all requests to the Company for expense reimbursements within twenty-one (21) calendar days after the Termination Date. Any requests submitted thereafter shall not be eligible for reimbursement, except as required by applicable law.

5.	Confidentiality and Non-Disparagement.

(a)

Confidential Information. I agree that I will not at any time, for any reason, either directly or indirectly, disclose to any third party or use for my own benefit any Confidential Information (except as required to be disclosed by court order, subpoena or other judicial or governmental administrative process or as otherwise provided in this Agreement). For purposes of this Agreement, “Confidential Information” shall mean proprietary or confidential data, information, documents, or materials (whether oral, written, electronic or otherwise) that belong to or pertain to the Company, have commercial value to the Company, were disclosed to me or which I became aware of as a consequence of my employment with the Company are of tangible or intangible value to the Company, and the details of which are not generally known to the competitors of the Company. The term “Confidential

Information” shall include (but is not limited to): (a) the identity of the Company’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which the Company offers or may offer its products and services to such customers; (b) the identity of the Company suppliers or potential suppliers, and the terms or proposed terms upon which the Company may purchase products and services from such suppliers; (c) the terms and conditions upon which the Company employs its employees, independent contractors and consultants and recruiting strategies; (d) marketing and/or business plans and strategies; (e) pricing policies, information or forecasts; (f) financial reports, analyses or other information regarding the revenues, expenses, profitability, taxes and operations of the Company or its products or services; (g) technology used by the Company to provide its services (including system, software and technical information) and research or design projects; (h) trade secrets; and (i) any information which has been disclosed to the Company by a third party and which the Company is obligated to treat as confidential. Notwithstanding the foregoing, the term “Confidential Information” shall not mean data or information which has been voluntarily disclosed to the public by the Company (except where I made such public disclosure without authorization), independently developed and disclosed by others, or otherwise entered the public domain through lawful means.

(b)

No Disparagement. Except as otherwise provided in this Agreement and subject to applicable law, I agree that I will not make any negative, disparaging, or defamatory statements about the Company or any of the Releasees to any individual or entity (regardless of whether I believe such statements to be true) to the extent such statements could damage the reputation, goodwill, or standing in the community of the Company or any of the Releasees.

(c)

Exceptions. Nothing in this Agreement is intended to or will be used in any way to prevent me from providing truthful testimony under oath in a judicial proceeding or to limit my right to communicate with a Government Agency, as provided for, protected under or warranted by applicable law, including as set forth in Section 1(d) above. However, I recognize that I cannot disclose to anyone confidential information and documents that are protected by the Company’s attorney-client privilege. Notwithstanding anything herein to the contrary, I acknowledge and understand that nothing in this Agreement is intended to or will be used to prevent me from making disclosures, discussions, or statements relating to sexual harassment or sexual assault conduct or settlements, or from disclosing or discussing with a peace officer or prosecutor questions relating to an alleged sexual offense or obscenity or making a statement in a criminal proceeding regarding an alleged sexual offense or obscenity. Further, I understand that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, I understand that if I file a lawsuit for retaliation for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, as long as I file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

(d)

Remedies. I agree that any unauthorized disclosure to third parties of Confidential Information or other violation, or threatened violation, of this Section 2 would cause irreparable damage to the Company, and that, therefore, the Company shall be entitled to an injunction prohibiting me from any such disclosure, attempted disclosure, violation or threatened violation.

6.

Return of Company Property. I represent and warrant that I have returned to the Company all property of the Company in my possession, custody, or control, and that I do not have any Company property or information in my possession, custody, or control. Such property includes, but is not limited to, keys, computers, electronic information, files, records, credit cards, passwords, and any and all written or descriptive materials of any kind belonging or relating to the Company (other than documents pertaining to my own compensation and benefits). Such property also includes, without limitation, any originals, copies, and abstracts containing any intellectual property, confidential information, and trade secrets of the Company in my possession or control.

7.

Cooperation. Following the Termination Date, I agree to cooperate with the Company as reasonably requested by the Company with respect to any past, current, or future investigation, administrative or regulatory proceeding, or litigation related to any matter in which I was involved or of which I have or may have knowledge as a result of my employment with the Company. I specifically agree to make myself available at reasonable times and places to assist the Company in the defense of any lawsuits or actions asserting claims against the Company, including providing truthful and accurate information or testimony, without the necessity for a subpoena. The Company will reimburse me for my out-of-pocket expenses incurred in complying with the Company’s requests hereunder, provided such expenses are appropriately documented and authorized by the Company in advance.

8.

Consideration Period and Option to Revoke. I acknowledge and agree that I have been given at least twenty-one (21) calendar days to consider the terms of this Agreement. I understand that I may revoke the Agreement by notifying the Company in writing of such revocation within seven (7) calendar days following execution thereof. If I choose to revoke this Agreement, I must provide written notification of the revocation to the Human Resources Department via email to Jill Lewandowski at jill.lewandowski@usradiology.com and such notice must be received by the close of business on the seventh day following the date I returned this signed Agreement to be effective. I understand that if I revoke this Agreement within the specified time period, this Agreement shall not become effective, and I will not receive the Severance Benefits. If I do not revoke the Agreement within seven (7) calendar days, the Agreement will be binding upon me on the day following the end of the seven (7)-day revocation period and will be irrevocable.

9.

Effect of Breach of the Agreement. I acknowledge that if I breach any of the terms of this Agreement, then in addition to any other remedies the Company may have, the Company may terminate the payment of the Severance Benefits and I may be required to repay some or all of the gross amount of any Severance Benefits I received, to the extent permitted by applicable law.

10.

No Admission. Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the Releasees that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Employee or otherwise. The Company and the other Releasees expressly deny any such illegal or wrongful conduct.

11.

No Other Payments or Benefits. Except as expressly provided in this Agreement, I acknowledge and agree that I am not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from the Company or the other Releasees, including without limitation any bonus, severance, equity or other payments pursuant to the Employment Agreement (as defined below), any severance plan or policy of the Company or otherwise.

12.

Other Agreements. The Employment Agreement by and between me and U.S. Imaging Partners, Inc., dated January 1, 2018 (the “Employment Agreement”) will be terminated, null and void, as of the Termination Date, except that Sections 7-14, 15-17, and 23-24, of the Employment Agreement shall continue in full force and effect in accordance with their respective terms and I hereby reaffirm my commitment to comply in full with all such obligations.

13.

Section 409A. I acknowledge that the Severance Benefits are intended to be provided in a manner, and at such time, as will be compliant with or exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Agreement shall be interpreted consistent with such intent, and each payment hereunder shall be considered a separate payment for purposes of Section 409A of the Code. Section 14 of the Employment Agreement is expressly incorporated hereby by reference. Notwithstanding any other provision of this Agreement, I understand that the Company shall not be liable to me if the provision of the Severance Benefits fails to be compliant with, or exempt from, Section 409A of the Code.

14.	Miscellaneous.

(a)

Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of me and my heirs, administrators, representatives, executors, successors, and permitted assigns. I understand that I may not assign my rights or obligations under this Agreement without the prior written consent of the Company. I recognize that the Agreement shall inure to the benefit of and be binding upon the Company and its officers, directors, employees, agents, and shareholders, and their respective predecessors, successors and assigns.

(b)

Applicable Law and Consent to Jurisdiction. This Agreement shall be construed and enforced under and in accordance with the laws of the State of North Carolina, without regard to its choice of law rules. I agree that any appropriate state or federal court located in North Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. I consent to and waive any objection to the jurisdiction or venue of such courts.

(c)	Interpretation. The language in all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either the Company or me.

(d)

Modification and Severability. If any of the provisions of the Agreement are determined by any court with jurisdiction over the matter to be unreasonable or unenforceable, in whole or in part, as written, I hereby consent to and affirmatively request that such court modify the provision so as to be reasonable and enforceable and that such court enforce the provision as modified. If any provision of this Agreement is found by that court to be overbroad or otherwise unenforceable and not capable of modification, it shall be severed, and the remaining provisions of the Agreement enforced in accordance with the tenor of this Agreement. No provision of this Agreement may be modified or waived except through a written instrument signed by me and an officer of the Company, which writing shall specifically reference this Agreement and the provision which we intend to modify or waive.

(e)

Waiver of Breach; No Defense. The waiver of a breach of any provision of the Agreement shall not operate or be construed as a waiver of any other breach. I acknowledge and agree that the existence of any claim or cause of action by me against the Company shall not constitute a defense to the enforcement by the Company of the provisions in this Agreement.

(f)

Entire Agreement. The Agreement and the Transition Letter shall constitute the full and complete agreement between the Company and me concerning their subject matters and fully supersede and replace all prior discussions, agreements or understandings between the Company and me concerning their subject matters, except that nothing in this Agreement shall limit or release me from any other obligation regarding confidentiality, intellectual or other property, or post-employment competitive activities or related post-employment obligations that I have or may have to the Company or any of the Releasees.

I specifically agree and acknowledge that:

•	I have read this Agreement in its entirety and understands all of its terms;

•	By this Agreement, I have been advised to consult with an attorney before executing this Agreement and have had an opportunity to do so before signing this Agreement;

•	I knowingly, freely, and voluntarily assent to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants contained in it;

•	I am signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the I am otherwise entitled;

•	I am not waiving or releasing rights or claims that may arise after the I sign this Agreement; and

•	I understand that the waiver and release in this Agreement is being requested in connection with my separation of employment from the Company.

I further acknowledge that I am waiving and releasing claims under the ADEA, I have had at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of my choice, although I may sign it sooner if desired, and that changes to this Agreement, whether material or immaterial, do not restart the 21-day period. I have an additional seven (7) days from signing this Agreement to revoke consent to my release of claims under the ADEA by delivering notice of revocation to the Company before the end of the seven-day period.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, I have signed and executed this Agreement as an expression of my intent to be bound by the conditions and terms set forth herein.

Julie Szeker	Date